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                                                                    Exhibit 4.20

                                      FINAL

                        DRAXIS RETIREMENT SAVINGS PROGRAM

                          (Effective February 1, 2002)



                                      * * *

Certified to be a true and complete copy of the text of the DRAXIS Retirement Savings Program effective as at February 1, 2002.


April 21, 2003                                        /s/ Martin Barkin
----------------                                 -------------------------------
DATE                                             MARTIN BARKIN, PRESIDENT & CEO
                                                 DRAXIS HEALTH INC.

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                                      FINAL

TABLE OF CONTENTS

SECTION 1 - ESTABLISHMENT OF THE PLAN ........................................1

SECTION 2 - DEFINITIONS ......................................................2

SECTION 3 - ELIGIBILITY AND PARTICIPATION ....................................7

SECTION 4 - CONTRIBUTIONS ....................................................8

SECTION 5 - VESTING .........................................................14

SECTION 6 - IN-SERVICE WITHDRAWALS FROM THE PLAN ............................15

SECTION 7 - INVESTMENT PROVISIONS ...........................................20

SECTION 8 - PAYMENT OF BENEFITS .............................................24

SECTION 9 - DEATH BENEFITS ..................................................26

SECTION 10 - THE FUND .......................................................28

SECTION 11 - ADMINISTRATION OF THE PLAN .....................................31

SECTION 12 - PLAN AMENDMENT AND TERMINATION .................................33

SECTION 13 - GENERAL PROVISIONS .............................................35

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SECTION 1 - ESTABLISHMENT OF THE PLAN

1.01 DRAXIS Health Inc. (the "Company") established the DRAXIS Retirement Savings Program (the "Plan") effective February 1, 2002, to provide a retirement savings vehicle for eligible employees. The Plan is registered as a group Registered Retirement Savings Plan.

1.02 The Plan is registered under the Income Tax Act (Canada). Contributions to the Plan are tax-deductible, and investment income earned thereon is not subject to tax while such income remains in the Plan.

1.03 This document details the rules governing the establishment and administration of the Plan, and supplements the terms of Group Policy 20000470, issued by The Manufacturers Life Insurance Company, covering the Plan, which policy is filed with Canada Customs and Revenue Agency.

1.04 The Company reserves the right to amend or discontinue the Plan in whole or in part at any time, and at the Company's sole discretion.

                                        1
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SECTION 2 - DEFINITIONS

In this Plan, the following words and phrases shall have the following meanings respectively, unless a different meaning is required by the context:

2.01 "BENEFICIARY" means the individual or individuals designated by a Member or Spouse, pursuant to Section 9.01, to receive any benefits under the Plan in the event of the Member's or Spouse's death.

2.02 "COMPANY" means DRAXIS Health Inc., or any successor or continuing company resulting from the amalgamation of the DRAXIS Health Inc. and any other company, or resulting from any other form of corporate reorganization. Where any reference in the Plan is made to any action to be taken, consent, approval, or opinion to be given, discretion or decision to be exercised or made by the Company, the term Company shall mean DRAXIS Health Inc., acting through its Board of Directors or any person or persons authorized by that Board of Directors for purposes of the Plan.

2.03 "CONTINUOUS SERVICE" means, with respect to any Employee, the period of the Employee's unbroken employment with all Employers calculated, with respect to each Employer, from the later of the Employee's last date of hire and the date his or her employer becomes an Employer, to the date on which such employment is terminated. Continuous Service shall also include:

      (1) leave of absence duly authorized by the Employer, including, but not restricted to, leave on account of sickness, accident, disability, maternity or parenting;
      (2) any suspension of employment that lasts less than two years and is expected to be temporary in nature or any period of layoff;

                                        2
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      (3)   in the event of a national emergency, the Member's joining the
            Canadian armed forces or engaging full-time in national service work for Canada.

      The Continuous Service of an Employee shall be deemed to have been broken if:

      (4)   he quits or is discharged, or
      (5) at the termination of a leave of absence or an extension thereof consented to by the Employer, the Employee fails to return to active employment.

2.04 "EARNINGS" means the Member's base remuneration received from his or her Employer and does not include overtime pay, shift differentials, bonuses and any other forms of exceptional payment received from the Employer. A Member's Earnings for Plan purposes shall be as determined by the Company.

      Earnings shall not include any contributions made by the Company to the Member's Account, pursuant to Section 4.03, or the value of benefits under any other benefit plan of the Company which may be included in employment income.

2.05  "EFFECTIVE DATE" means February 1, 2002.

2.06  "EMPLOYEE" means:
      (1)   a full-time employee; or
      (2) a part-time employee who works a minimum of 24 hours per week; who is employed by an Employer, is not a designated senior management employee, and has not attained age 69. Temporary employees and contract employees are not "Employee" for purposes of the Plan.

                                        3
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2.07  "EMPLOYER" means the Company, or any other corporation that is a subsidiary or affiliate of the Company within the meaning of the Canada Business Corporations Act, that is designated by the Company to participate in the Plan and that adopts the terms and provisions of the Plan by appropriate action of its officers. The Company's designation or removal of an Employer shall be evidenced by a resolution of the Board of Directors of the Company.

      As of February 1, 2002, the Employers designated by the Company to participate in the Plan are DRAXIS Health Inc., DRAXIMAGE and DRAXIS Pharma Inc.

2.08 "EMPLOYER CONTRIBUTION ACCOUNT" means a separate account maintained on behalf of a Member, to which Employer contributions made in accordance with Section 4.03, together with investment gains and losses thereon, are allocated.

2.09 "FUND" means the fund established pursuant to the Plan and the Funding Agreement, to which all contributions under the Plan are made, and from which all entitlements under the Plan are to be paid.

2.10 "FUNDING AGENT" means an insurance company or trust company appointed by the Company from time to time to hold and administer the Fund, and includes any combinations or successors thereof. As of February 1, 2002, the Funding Agent is The Manufacturers Life Insurance Company.

2.11 "FUNDING AGREEMENT(S)" means such agreement or agreements now or hereafter entered into between the Company and the Funding Agent for purposes of the Plan, as may be in effect at the relevant time. As of February 1, 2002, the Funding Agreement for the Plan is Group Policy No. 20000470 issued by The Manufacturers Life Insurance Company.

                                        4
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2.12  "INCOME TAX ACT" means the Income Tax Act (Canada), Statutes of Canada and the Regulations thereunder as amended or replaced from time to time.

2.13 "MEMBER" means an Employee who has satisfied the eligibility and participation conditions under Section 3, who maintains eligible status and who continues to be entitled to benefits or has rights under the Plan. "Member" excludes a former Member by whom or in respect of whom all monies to which the Member was entitled under all portions of the Plan have been paid or transferred in accordance with Section 8.01 or Section 9.04.

2.14 "MEMBER CONTRIBUTION ACCOUNT" means a separate account maintained on behalf of a Member, to which Member basic contributions made to the Plan in accordance with Section 4.01, together with investment gains and losses thereon, are allocated.

2.15  "PLAN YEAR" means the calendar year.

2.16 "PLAN" means the DRAXIS Retirement Savings Program, as amended from time to time, which consists of a group RRSP established pursuant to the terms of the Income Tax Act.

2.17 "RETIREMENT ACCOUNT" means the aggregate of the Member's Employer Contribution Account, Member Contribution Account and Voluntary Contribution Account balances.

2.18  "RRSP" means a retirement savings plan that is registered pursuant to
      Section 146 of the Income Tax Act.

2.19 "SPOUSE" means a Member's spouse or common law partner, as defined under the Income Tax Act.

                                        5
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2.20  "SPOUSAL ACCOUNT" means an account held for the Spouse of a Member under the Plan.

2.21 "UNIT" means a proportionate share in the value of a market based fund in which a Member invests.

2.22 "VALUATION DATE" shall mean the date on which the value of a Member's Employer Contribution Account, Member Contribution Account and Voluntary Contribution Account are determined, and shall be any business day of each month, or such other date as the Funding Agent may determine.

2.23 "VOLUNTARY CONTRIBUTION ACCOUNT" means a separate account maintained on behalf of a Member, to which Member contributions made to the Plan in accordance with Section 4.02, together with investment gains and losses thereon, are allocated.

In this Plan document, reference to the male gender will include reference to the female gender, unless the context otherwise requires, and vice versa. Words importing the singular number may be construed to extend to include the plural number and vice versa, as the context shall require.

                                        6
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SECTION 3 - ELIGIBILITY AND PARTICIPATION

3.01  ELIGIBILITY
      Each Employee is eligible to become a Member on the date on which he or she becomes an Employee, as determined by the Employer.

3.02  ENROLLMENT FORMS FOR PARTICIPATION

      (1) To become a Member, an eligible Employee must complete and file with the Employer the forms prescribed for such purpose, and provide the Employer and the Funding Agent with all other relevant information and authorizations as each may require from time to time.

      (2) If a Member wishes to allocate contributions to a Spousal Account, the Spouse must complete and file with the Funding Agent the forms prescribed for such purpose, and provide the Funding Agent with all other relevant information and authorizations as the Funding Agent may require from time to time.

3.03  TERMINATION OF PARTICIPATION
      A Member shall terminate participation in the Plan once all the monies held on his behalf in his Retirement Account are distributed.

3.04  RE-EMPLOYMENT
      If an Employee's Continuous Service is terminated and he or she is later re-employed by an EmpTloyer, the Employee shall for purposes of the Plan be regarded as a newly employed person and, except as otherwise set forth in the Plan, Continuous Service shall be counted only from the date on which employment resumes.

                                        7
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SECTION 4 - CONTRIBUTIONS

4.01  MEMBER BASIC CONTRIBUTIONS

      (1) Member basic contributions are not required or permitted for the Plan Year 2002 and the Plan Year 2003.

      (2) Beginning January 1, 2004, and subject to Sections 4.07, 4.08 and 4.09, a Member who is an Employee may elect to make a basic contribution equal to 1%, 2%, 3%, 4% or 5% of his Earnings, or a flat dollar amount, in order to receive a matching Company contribution as described in Section 4.03(2). A Member's contributions hereunder shall be deducted through payroll deductions throughout each Plan Year. A Member's basic contributions shall be allocated to the Member's Member Contribution Account.

4.02  MEMBER VOLUNTARY CONTRIBUTIONS
      Subject to Sections 4.07, 4.08 and 4.09, a Member who is an Employee may elect to make voluntary contributions to the Plan, by payroll deduction or in a lump sum, over and above contributions (if any) made by the Member under Section 4.01. A Member's voluntary contributions shall be allocated to the Member's Voluntary Contribution Account.

4.03 EMPLOYER CONTRIBUTIONS

      (1) Subject to Sections 4.07, 4.08 and 4.09, for the calendar year 2002, the Employer shall contribute to the Plan on behalf of each Member who is an Employee on December 31, 2002, an amount equal to 5% of Member's Earnings for the calendar year 2002. The Employer's contributions under this

                                        8
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            Section 4.03(1) on behalf of each Member shall be pro-rated for
            Members hired in 2002.

      (2) Subject to Sections 4.07, 4.08 and 4.09, for the calendar year 2003, the Employer shall contribute to the Plan on behalf of each Member who is an Employee on December 31, 2003, an amount equal to 5% of Member's Earnings for the calendar year 2003. The Employer's contributions under this Section 4.03(2) on behalf of each Member shall be pro-rated for Members hired in 2003.

      (3) Subject to Sections 4.07, 4.08 and 4.09, beginning with the calendar year 2004, the Employer shall contribute to the Plan in each Plan Year on behalf of each Member who:

            (a)   has completed at least 12 months of Continuous Service; and
            (b)   is Employee on December 31 of that Plan Year;

            a 100% match of Member contributions made pursuant to Section 4.01(2) during that Plan Year, up to a maximum of 5% of the Member's Earnings.

            The Employer's contributions under this Section 4.03 for any given Plan Year shall be remitted to the Fund, and allocated to the Members' Employer Contribution Accounts in arrears once per year, on or immediately prior to December 31 of the Plan Year.

4.04  TRANSFERS

      (1) A Member may transfer into the Plan any tax-sheltered amount to which he or she is entitled from a plan sponsored by a former employer, or from a personal

                                        9
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            registered retirement savings plan, subject to any locking-in requirements under applicable pension legislation. The Employer shall not contribute under Section 4.03 with respect to any amounts transferred into the Plan in accordance with this Section 4.04(1).

      (2) Amounts transferred into the Plan in accordance with Section 4.04(1) shall be allocated to the Member's Voluntary Contribution Account. Locked-in amounts transferred from another pension plan will be tracked separately.

4.05  CHANGES IN CONTRIBUTION RATES
      At any time during a Plan Year, a Member may elect in writing to increase or decrease his or her contribution rate, or to suspend the Member's contributions under the Plan for the remainder of the Plan Year. Any such change in contribution rate shall be effective as soon as practicable after the Employer receives written notice thereof, after taking into account payroll processing requirements.

4.06  SPOUSAL ACCOUNTS
      (1) Subject to Sections 3.02(2) and 4.09, a Member may direct that all or any part of his or her contributions under Sections 4.01 and 4.02, or the Employer's contributions under Section 4.03, be allocated to a Spousal Account.

      (2) A direction under Section 4.06(1) shall remain in effect until expressly revoked or otherwise amended by the Member, in writing and in the form and manner prescribed by the Funding Agent.

      (3)   At any time, a Member may change or revoke a direction given under
            Section 4.06(1) in respect of future contributions. Any change in allocation pursuant to this Section 4.06(3) shall be effective as soon as practicable after

                                       10
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            the Funding Agent receives written notice thereof, after taking into account processing requirements. A direction issued pursuant to this
            Section 4.06(3) shall not be effective to restore amounts in the Spousal Account to the Member's Retirement Account.

      (4) The Spouse shall be the owner of the Spousal Account, and shall have all rights and privileges of an owner as set forth in respect thereof. Information in respect of the Spousal Account shall be provided solely to the Spouse.

4.07  MAXIMUM CONTRIBUTIONS
      (1) The aggregate contributions made by or on behalf of a Member under the Plan in each Plan Year under Sections 4.01, 4.02 and 4,03 shall not exceed the Member's RRSP deduction limit, as defined by the Income Tax Act, for that Plan Year.

      (2) Contributions made by an Employer on behalf of a Member under the Plan in each Plan Year shall not exceed the difference between $13,500 and the Member's contributions under Sections 4.01 and 4.02.

      (3)   The Member shall be solely responsible for:
            (a) determining his or her RRSP deduction limit under the Income Tax Act for each Plan Year;
            (b)   notifying the Employer and the Funding Agent of such limit;
                  and
            (c)   ensuring that such limit is not exceeded.

      (4) Any penalty payable under the Income Tax Act as a consequence of contributions under Section 4 exceeding the Member's RRSP deduction limit shall be payable by the Member. The Company, any Employer and the

                                       11
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            Funding Agent shall bear no responsibility to the Member in respect of any such penalty or penalties.

4.08  PROOF OF RRSP DEDUCTION LIMIT

      (1) Notwithstanding Sections 4.07(3) and 4.07(4), the Employer shall have the right to require confirmation of the Member's RRSP deduction limit under the Income Tax Act for each Plan Year including, without limitation, by requiring delivery to the Employer of a copy of the Member's Registered Retirement Savings Plan (RRSP) Deduction Limit Statement from the Member's most recent Notice of Assessment (or Notice of Reassessment, as applicable) issued by the Canada Customs and Revenue Agency.

      (2) If, in the Employer's judgement, the Member fails to provide adequate confirmation of the Member's RRSP deduction limit, or the evidence presented indicates that the Member has a lower RRSP deduction limit than previously advised, the Employer may do one or more of the following:
            (a) for contribution purposes, the Employer may use the lower RRSP deduction limit or where, in the Employer's judgement, inadequate confirmation has been provided, zero (the "revised RRSP deduction limit");
            (b) where the sum of the contributions made to date for the Plan Year by the Member and by the Employer in respect of the Member exceed the Member's revised RRSP deduction limit, the Employer may, in its absolute discretion:

                  (i) require the Member and, if applicable, the Member's Spouse to instruct the Funding Agent to return, at the Member's expense,

                                       12
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                        all excess contributions to the respective Member and
                        the Employer in the proportion contributed by each; or
                  (ii) require the Member to pay to the Employer that portion of the excess contributed by the Employer in respect of the Member.

4.09  LATEST AGE FOR HOLDING RETIREMENT ACCOUNT

      (1) Notwithstanding anything to the contrary in the Plan, no contribution shall be made to a Member's Retirement Account following the end of the payroll period immediately before that in which the Member attains age 69. At the end of such payroll period, the Member shall be deemed to have retired for purposes of the Plan and benefits shall be paid or transferred at the election of the Member in accordance with Section 8. If no election is made prior to December 31 in such year, the Member's Retirement Account shall be liquidated as of that date (or the last business day prior to such date) and the proceeds paid to the Member net of taxes withheld as required by law.

      (2) Notwithstanding anything to the contrary in the Plan, no contribution shall be made to a Spousal Account following the Spouse's attainment of age 69. Upon attainment of age 69, the Spouse shall be deemed to have retired for purposes of the Plan, and benefits shall be paid or transferred at the election of the Spouse in accordance with Section 8. If no election is made prior to December 31 in such year, the Spousal Account shall be liquidated as of that date (or the last business day prior to such date), and the proceeds paid to the Spouse net of taxes withheld as required by law.

                                       13
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SECTION 5 - VESTING

5.01  VESTING

      Each Member shall be fully and immediately vested in all amounts credited to his Retirement Account, or to the Spousal Account established under the Plan for his Spouse.

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SECTION 6 - IN-SERVICE WITHDRAWALS FROM THE PLAN

6.01  IN-SERVICE WITHDRAWALS

      (1) Subject to any restrictions applicable to locked-in amounts under applicable pension legislation, a Member may withdraw or transfer to another tax- sheltered retirement savings vehicle all or any portion of his or her Voluntary Contribution Account balance at any time, without penalty, by giving written notice to the Funding Agent, in the form required by the Employer and Funding Agent for such purpose.

      (2) A Member may withdraw all or any portion of his or her Member Contribution Account or Employer Contribution Account at any time, subject to the penalties set out in Section 6.01(3) below, by giving written notice to the Funding Agent in the form required by the Employer and Funding Agent for such purpose.

      (3) Except where such withdrawal is in accordance with Section 6.03, if a Member elects to withdraw all or any portion of his Member Contribution Account or Employer Contribution Account, the Member shall not be entitled to receive Employer contributions pursuant to
            Section 4.03 in respect of the period commencing on the date of such withdrawal, and ending on the January 1 following 12 months from the date of such withdrawal.

6.02  HOME BUYERS PLAN AND LIFE LONG LEARNING PLAN LOANS
      (1)   LOANS AND REPAYMENTS
            A Member may borrow funds from his or her Retirement Account, for purposes of participating in the "Home Buyers Plan" or the "Life Long

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            Learning Plan" administered by the Funding Agent in accordance with the Income Tax Act.

            The Member may repay any such loans to his or her Retirement Account by way of additional voluntary contributions to his or her Retirement Account. Such voluntary contributions shall not receive any Employer matching contributions under Section 4.03.

      (2)   COMPLIANCE AND PENALTIES
            The Member shall be solely responsible for:
            (a) ensuring that he or she satisfies qualification requirements applicable under the Income Tax Act to the "Home Buyers Plan" or the "Life Long Learning Plan"; and
            (b) the repayment of any loans made under Section 6.02(1) in accordance with requirements under the Income Tax Act.
            Any penalties levied against the Member for failure to comply with Income Tax Act requirements shall be payable by the Member. The Employer shall not be responsible for the payment of any such penalty applied by the Canada Customs and Revenue Agency.

      (3)   CONTRIBUTION CONDITIONS
            A Member who borrows funds from his or her Retirement Account pursuant to this Section 6.02 may continue to make basic contributions in accordance with Section 4.01 without interruption and, in respect of such contributions, shall continue to qualify for the Employer contributions under Section 4.03. A Member may also continue to make additional voluntary contributions in accordance with Section 4.02, without interruption.

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            Notwithstanding Section 6.03(2) a Member who borrows funds from his or her Retirement Account pursuant to this Section 6.03, and who elects to cease his or her basic contributions under Section 4.01, shall not qualify for the Employer matching contribution under
            Section 4.03 for the period such contributions have ceased. The Member may resume contributions to the Plan on the first day of any month following the month in which the loan is taken.

6.03  WITHDRAWAL DUE TO ECONOMIC HARDSHIP
      (1)   CONDITIONS
            While a Member remains in Continuous Service, the Employer may, at its absolute discretion and upon the acceptance by the Employer of evidence of financial hardship, permit a Member who is undergoing economic hardship, as determined by the Employer, to withdraw all or any part of his or her Retirement Account balance, without penalty.

      (2)   PENALTIES
            A Member who is permitted to make a hardship withdrawal pursuant to
            Section 6.03(1) may continue to make basic contributions in accordance with Section 4.01 without interruption and, in respect of such contributions, shall continue to qualify for the Employer contributions under Section 4.03. A Member may also continue to make additional voluntary contributions in accordance with Section 4.02, without interruption.

6.04  FORM OF PAYMENT
      Subject to the Income Tax Act, loans and withdrawals from the Plan pursuant to this Section 6 shall be paid as a lump sum, net of taxes withheld if and to the extent required by law.

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6.05  TRANSFER OR WITHDRAWAL ON BREAKDOWN OF SPOUSAL RELATIONSHIP

      (1) Subject to the Income Tax Act, upon the breakdown of the Member's spousal relationship, a Member may assign or convey a portion of his or her Retirement Account to his or her Spouse or former Spouse, subject to the following:

            (a) the Member who makes a transfer described in Section 6.05(1) shall continue to participate in and contribute to the Plan without interruption;
            (b)   the Spouse may elect to receive the amount payable under this
                  Section 6.05 in the form of:
                  (i) a lump sum payment net of taxes withheld as required by law;
                        or
                  (ii) a transfer of the amount to another tax-sheltered retirement saving plan vehicle in accordance with the Income Tax Act.

      (2)   CONDITIONS OF PAYMENT
            Benefits payable to a Member's Spouse under Section 6.05 shall be paid from the Plan following receipt by the Employer of the following:

            (a)   written proof of the end of the spousal relationship in the form of a court order or a separation agreement; and
            (b)   any forms required for such purposes by the Funding Agent.

      (3)   DEEMED ELECTION
            If the Spouse fails to make an election as required under Section 6.05(1)(b) within 90 days after receiving notice of the settlement options available to him or her under Section 6.05(1)(b), the Spouse shall be deemed to have elected to

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            receive such benefits as a lump sum, net of taxes withheld as required by law, and shall not be entitled to make any further election.

6.06  TAXES ON WITHDRAWAL FROM SPOUSAL ACCOUNT

      (1) Any withdrawal from the Spousal Account will be taxed as if it were income to the Member if the Member has contributed to any spousal RRSP account, including the Spousal Account, in the year of that withdrawal, or in the two preceding calendar years, except in the following situations:
            (a) The Member and his or her Spouse are living separate and apart by reason of marriage breakdown at the time the withdrawal from the Spousal Account is received by the Spouse.
            (b) The withdrawal from the Spousal Account occurs in the year of the Member's death.
            (c) Either the Member or his or her Spouse is not resident in Canada at the time the withdrawal from the Spousal Account would otherwise be included in the Member's income.
            (d) The withdrawal from the Spousal Account is for the purposes of a direct tax-sheltered transfer to another RRSP for the Spouse's benefit.
            (e) The Spousal Account is converted into retirement income, and the Spouse has received no more than the regular annuity payment (if an annuity purchased for the Spouse) or the minimum registered retirement income fund payment required by law.

      (2) Any withdrawal from a Spousal Account that is not taxable to the Member pursuant to Section 6.06(1) will be taxed as if it were income to the Spouse.

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SECTION 7 - INVESTMENT PROVISIONS

7.01  INVESTMENT ELECTION

      Each Member is required to direct the investment of the Member's Retirement Account balance, and each Spouse is required to direct the investment of his or her Spousal Account, both in accordance with the investment options made available by the Company under Section 7.02. Any such direction shall be made in writing by the Member or Spouse, as applicable, in the manner prescribed by the Company. Such direction shall continue in force until changed by the Member or Spouse, as applicable.

      A Member or Spouse who does not provide investment direction shall deemed to have elected to have the Member's Retirement Account balance, or Spousal Account balance as applicable, invested in the investment option described in Section 7.02(6).

7.02  INVESTMENT OPTIONS
      The Company shall determine the investment options to be offered under the Plan. The investment options offered under the Plan are:

      (1)   a Canadian balanced fund;
      (2)   a Canadian equity fund;
      (3)   a Canadian fixed income fund;
      (4)   a U.S. equity fund
      (5)   an international or global equity fund;
      (6)   a Canadian money market fund; and
      (7)   1, 3, and 5 year guaranteed interest accounts,

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      and any other investments selected by the Company from time to time. The
      Company reserves the right to change the investment manager and investment funds offered under the Plan at its sole discretion.

7.03  FOREIGN PROPERTY LIMIT

      (1) The Members' Retirement Accounts and the Spousal Accounts shall at all times be subject to the limit prescribed under the Income Tax Act on foreign property, as defined by Section 206(1) of the Income Tax Act.

      (2) Each Member or, if applicable, each Member's Spouse for whom a Spousal Account is being maintained, is solely responsible for ensuring that that the assets held in his or her Retirement Account or Spousal Account, as applicable, do not exceed the limit on foreign property set forth in Section 206(2) of the Income Tax Act.

      (3) Any tax levied pursuant to Section 206(2) of the Income Tax Act, or pursuant to any other tax provision or statute, as a consequence of the foreign content in a Member's Retirement Account or a Spousal Account exceeding the limit set forth in that provision or statute, shall be the sole responsibility of the Member or Spouse, whichever is applicable. The Company, the Employer(s) and the Funding Agent shall bear no liability to the Member or Spouse in respect of such tax.

7.04  CHANGE OF INVESTMENT ELECTION

      (1)   FUTURE CONTRIBUTIONS
            (a) A Member or Spouse, as applicable, may revise his or her investment direction provided under Section 7.01 with respect to future

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                  contributions to the Plan at any time, by notifying the
                  Funding Agent in writing, or in any other manner as may be acceptable to the Funding Agent.
            (b) The Spouse of a Member for whom a Spousal Account is being maintained may revise his or her investment direction provided under Section 7.01 with respect to future contributions to the Plan at any time, by notifying the Funding Agent in writing, or in any other manner as may be acceptable to the Funding Agent.

            Any change in investment direction under Section 7.04(1)(a) or 7.04(1)(b) shall be effective as soon as practicable after the Funding Agent receives notice thereof, after taking into account processing requirements.

      (2)   EXISTING ACCOUNT BALANCES
            (a) A Member may elect to re-allocate his Retirement Account balance among the various investment options available under the Plan at any time, by notifying the Funding Agent in writing, or in any other manner as may be acceptable to the Funding Agent.
            (b) A Spouse may elect to re-allocate his or her Spousal Account balance among the various investment options available under the Plan at any time, by notifying the Funding Agent in writing, or in any other manner as may be acceptable to the Funding Agent.

            Any re-allocation of account balances under Section 7.04(2)(a) or 7.04(2)(b) shall be shall be effective as soon as practicable after the Funding Agent receives notice thereof, after taking into account processing requirements.

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7.05  VALUATION OF FUNDS
      The value of each Member's Retirement Account and Spousal Account shall be determined not less frequently than monthly, to take into consideration the allocation of net investment income, net realized and unrealized capital gains and losses, investment management fees and any other applicable expenses. The value of each Member's Retirement Account and of each Spousal Account shall be computed having regard to the terms of the Funding Agreement.

7.06  LIMITATION OF LIABILITY
      The Company and the Employer(s) bear no responsibility for investment choices made by Members and their Spouses. If any kind of loss or damages arises with respect to the selection of an investment option by a Member, or the Spouse of a Member for whom a Spousal Account is being maintained, no Member or Spouse shall have any claim whatsoever against the Company or any Employer concerning the loss or damages.

7.07  PROHIBITED INVESTMENTS
      No part of the assets in the Fund shall be invested in notes, bonds, debentures, bankers' acceptances or similar obligations of the Company or of a corporation with whom the Company does not deal at arm's length, or in the shares of a corporation, at least 50% of the property of which consists of notes, bonds, debentures, bankers' acceptances or similar obligations of the Company or corporations with whom the Company does not deal at arm's length. It is provided, however, that if the Income Tax Act is amended to permit any such investments, then such investments will be permitted by the Plan to the extent permitted by the Income Tax Act.

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SECTION 8 - PAYMENT OF BENEFITS

8.01  BENEFITS ON TERMINATION OF CONTINUOUS SERVICE OR RETIREMENT
      Subject to the Income Tax Act, and subject to any locking-in requirements applicable to amounts transferred from a registered pension plan to this Plan, upon a Member's retirement or termination of Continuous Service other than by death, the Member or Member's Spouse, as applicable, shall elect to have his or her Retirement Account or Spousal Account, as applicable, paid as a lump sum, net of taxes withheld as required by law, or transferred to:

      (1) a financial institution to purchase an annuity in accordance with the Income Tax Act;
      (2) a RRSP in the Member's name or Spouse's name as applicable, either with the Funding Agent or another financial institution;
      (3) a Registered Retirement Income Fund in the Member's name or Spouse's name as applicable, either with the Funding agent or another financial institution; or
      (4) a registered pension plan for the benefit of the Member or Spouse as applicable, if that plan will accept the transfer.

8.02  AUTOMATIC FORM
      A Member or, if applicable, a Member's Spouse who fails to make an election under Section 8.01 within 90 days following termination of Service shall be deemed to have elected to receive the balance of the Member's Retirement Account or Spousal Account, as applicable, paid in a lump sum.

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8.03  BENEFITS ON BREAKDOWN OF SPOUSAL RELATIONSHIP
      Subject to the Income Tax Act and Section 6.05, upon a the breakdown of a Member's spousal relationship, the Spouse shall elect to have his or her Spousal Account paid as a lump sum, net of taxes withheld as required by law, used to purchase an annuity from the Funding Agent, or transferred to a vehicle described in Section 8.01(1) to (4) inclusive.

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SECTION 9 - DEATH BENEFITS

9.01  BENEFICIARY DESIGNATION
      A Member and/or the Spouse of a Member for whom a Spousal Account is being maintained, may each designate a Beneficiary, upon written notice, signed by the Member or Spouse, whichever is applicable, and filed with the Employer. Subject to any applicable law governing the designation of beneficiaries, a designation may be revoked or amended in the same manner.

9.02  DEATH IN SERVICE
      In the event of the death of a Member or the Spouse of a Member for whom a Spousal Account is being maintained, the Member's Beneficiary or the Spouse's Beneficiary, whichever is applicable, shall be entitled to receive the full balance in the Member's Retirement Account or Spousal Account, as applicable, remaining in the Plan.

9.03  CONDITIONS OF PAYMENT
      Death benefits shall be paid from the Plan only after the Employer has received:

      (1) written proof of the Member's death or the Spouse's death, as applifable,
      (2) the forms required for such purpose from the Beneficiary, as required by the Funding Agent; and
      (3)   satisfactory proof of the Beneficiary's entitlement.

9.04  FORM OF PAYMENT
      The death benefit payable under Section 9.02 shall be paid to the Beneficiary in the form of a lump sum payment, net of taxes withheld as required by law.

      If the Beneficiary of a Member is his or her Spouse, or if the Member is the Beneficiary in respect of a Spousal Account upon the death of his Spouse, the Beneficiary may elect, in lieu of a lump sum payment, to have his or her entitlements paid or transferred to:

      (1) a RRSP in his or her name, either with the Funding Agent or another financial institution;
      (2) a Registered Retirement Income Fund in his or her name, either with the Funding Agent or another financial institution; or
      (3) a registered pension plan for the benefit of the Beneficiary, if that plan will accept the transfer.

9.05  DEEMED ELECTION
      If a Beneficiary fails to make an election required under Section 9.04 within 90 days after receiving notice of the settlement options available in respect of his or her entitlements, the Beneficiary shall be deemed to have elected to receive any benefits to which he or she is entitled under the Plan in a lump sum, net of taxes withheld as required by law, and shall not be entitled to make any further election.

9.06  PROVISION OF BENEFITS
      Any Member or other person having any claim under the Plan must look solely to the assets of the Plan for such benefit. No person shall have any right to or interest in any part of the assets of a Plan except as, and to the extent, provided from time to time under the Plan, the Funding Agreement and applicable law. Under no circumstances shall any liability attach to the Company, any Employer, or any officer, stockholder, director, or employee of the Company or of any Employer for payment of any benefits or claims under the Plan.

SECTION 10 - THE FUND

10.01 ADMINISTRATION
      The Fund shall be administered by the Funding Agent in accordance with the Funding Agreement, the Plan, the Income Tax Act and any other legislation governing the administration, investment or maintenance of registered retirement savings plans under the Income Tax Act. All payments under the Plan shall be made from the Fund. The fiscal year of the Fund shall be the Plan Year.

10.02 PLAN EXPENSES
      Annual administrative and record-keeping fees that are charged on a per-person basis, and any other expenses required to operate the Plan that are charged in a per-person basis, shall be paid by the Employer.

      Investment management expenses and other asset-based expenses relating to the administration and operation of the Fund shall be deducted from each Member's Retirement Account and from each Spousal Account, or deducted from the market value of the assets prior to the determination of Unit values.

10.03 MEMBERS AND SPOUSES HAVE NO INTEREST IN SPECIFIC ASSETS
      Nothing in this Plan or in the Funding Agreement shall be deemed to give any Member or Spouse any interest in any specific property of the Fund or any interest, other than his or her right to receive payments in accordance with the provisions herein contained.

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

10.04 NO DIVERSION OF ASSETS
      No part of the capital or income of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of Members, Spouses and Beneficiaries, as provided under the terms of the Plan.

10.05 PURCHASE OF ANNUITY
      The following conditions shall apply to the purchase of annuities with a Member's Retirement Account balance, or with a Spousal Account balance:

      (1) the annuity shall be purchased by the Funding Agent from an insurance company selected by the Member or Spouse (the "Purchaser"), in accordance with the direction of the Employer acting on behalf of the Purchaser;
      (2) the annuity may be in the form of a life annuity, with or without a guaranteed term, payable to the Purchaser for the Purchaser's lifetime or for the Purchaser's and his or her spouse's lifetime, and to the survivor of them for his or her life;
      (3) a fixed term annuity may be purchased as provided for under the Income Tax Act. A fixed term annuity provided under the Plan shall be purchased by the Funding Agent from a financial institution acceptable under the Income Tax Act and selected by the Purchaser, in accordance with the direction of the Employer acting on behalf of the Purchaser;
      (4) the Purchaser must provide instructions to the Employer at least 30 days prior to the purchase date of an annuity;
      (5) where the annuity being purchased is a life annuity, the Purchaser will be required to furnish proof of age satisfactory to the insurance company;
      (6) any annuity payable hereunder shall not be assigned in whole or in part;

      (7) where the annuity is payable for a fixed or guaranteed term and the Purchaser dies prior to the expiry of such term, the value of the remaining payments under the term of the annuity shall be paid to the Purchaser's Beneficiary as a lump sum; and
      (8) any annuity purchase hereunder shall be payable in equal annual or more frequent periodic instalments except to the extent to which variation in the periodic amount is permitted under the Income Tax Act.

SECTION 11 - ADMINISTRATION OF THE PLAN

11.01 RESPONSIBILITY OF ADMINISTRATION
      The administrator of the Plan shall be the Company. The Company shall determine all matters relating to administration, interpretation and application of the Plan in accordance with the terms of the Plan, Funding Agreement and the Income Tax Act.

11.02 FUNDING AGENT AND COMPANY RECORDS
      The Funding Agent and the Company shall keep or cause to be kept such records as may be necessary or appropriate in order to discharge their duties under the Plan. Whenever such records are used for purposes of the Plan they shall be conclusive of the facts with which they are concerned.

11.03 STATEMENT OF BENEFITS
      A Statement of Benefits shall be issued to each Member and to each Spouse on a quarterly basis, showing amounts held by the Funding Agent in the Member's Retirement Account or Spousal Account, as applicable, as at the end of each such period.

11.04 ISSUANCE OF RECEIPTS
      The Funding Agent shall deliver to each Member an RRSP contribution receipt with respect to all contributions made to the Member's Retirement Account or to a Spousal Account maintained under the Plan for his or her Spouse, in the period to which the receipt relates. Such receipts will be issued with respect to:

      (1)   the first 60 days of each Plan Year; and
      (2) the portion of each Plan Year other than that described in Section 11.04(1).

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

      Each Member shall receive tax receipts from the Funding Agent reporting contributions made by the Member to his Retirement Account or Spousal Account, so that such contributions may be deducted from the Member's taxable income within the limits allowed under the Income Tax Act.

11.05 TAX REPORTING
      On the Member's termination of employment, retirement, death or on the termination of the Plan, the Funding Agent will be responsible for tax reporting of payments made to the Member or to a Spouse.

11.06 WRITTEN EXPLANATION OF THE PLAN
      The Company shall provide each Member with written explanations of the terms and conditions of the Plan, together with an explanation of the rights and duties of the Member, and any related Plan documentation required by the Funding Agent in order to file the Plan for registration with Canada Customs and Revenue Agency.

11.07 INFORMATION FROM MEMBERS
      The Funding Agent or Employer may require a Member to file with it, on a form provided for that purpose, such information concerning the Member and his Beneficiary as may reasonably be required for administration of the Plan.

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

SECTION 12 - PLAN AMENDMENT AND TERMINATION

12.01 CONTINUATION OR TERMINATION OF THE PLAN
      The Company intends to maintain the Plan indefinitely, but reserves the right to amend or terminate the Plan either in whole or in part, subject to the applicable provisions, if any, under the Income Tax Act and any administrative rules and regulations of Canada Customs and Revenue Agency.

      If the Plan is terminated, the Employer shall not be obligated to make any further contributions to the Plan after the date of such termination.

12.02 DISTRIBUTIONS UPON TERMINATION OF THE PLAN
      The assets of the Plan shall be distributed in a manner consistent with the requirements of the Income Tax Act.

      Each Member's Retirement Account and each Spousal Account shall be distributed to the Member or Spouse, as applicable, in accordance with
      Section 8.01.

12.03 AMENDMENT OF THE PLAN
      No amendment shall operate to reduce the amount of contributions which has accrued to the credit of any Member or any individual entitled to an amount under the Plan prior to the date of such amendment, nor shall the Company have the power to make any amendment which would cause or permit any portion of the contributions to be diverted for purposes other than those prescribed by the provisions of the Plan, and any applicable administrative rules and regulations of Canada Customs and Revenue Agency applicable to group registered retirement savings plans.

      Any modification or amendment of the Plan that is deemed necessary or desirable to bring the Plan into conformity with applicable laws or regulations may be made, retroactively if necessary.

12.04 LIABILITY
      No liability shall attach to the Company in connection with the application of the Fund pursuant to this Section 12, provided that such application is made in good faith and in accordance with the provisions of the Income Tax Act and the rules and regulations of Canada Customs and Revenue Agency.

SECTION 13 - GENERAL PROVISIONS

13.01 LIMITATION OF LIABILITY
      Except for willful misconduct, gross negligence or fraud, the Company, the Employer(s) and the Funding Agent shall not be in any way subject to any legal liability to any Member, or to anyone claiming under him, for any cause or reason or thing whatsoever in connection with this Plan and the Fund.

13.02 GENERAL STANDARD OF CARE
      The Company, the Employer(s) and the Funding Agent will discharge all the powers and duties conferred hereunder with the care, skill, diligence and prudence which would be employed by any professional acting in a like capacity. The Company shall act in the best interests of the Members where there is any decision to be made or action to be taken.

13.03 NON-GUARANTEE OF EMPLOYMENT
      The establishment and implementation of this Plan does not constitute an enlargement of any right which a Member may have as an Employee apart from this Plan. Participation in this Plan does not confer the right on a Member to require the Company or an Employer to continue him in its employment, and if the employment of the Member is terminated, the Member shall have only such rights as are provided for under the Plan.

13.04 PAYMENTS TO MINORS AND INCOMPETENTS
      If any person entitled to receive any payment is at the time of such payment a minor or is physically, mentally, or legally incompetent to receive such payment or to give a valid release therefore, the payment may be made to a legally appointed representative of the person to whom the payment is being made for the person's benefit. Any such payment shall be a payment for the account of such person and shall operate as a complete discharge of all liability under this Plan.

13.05 NO PLEDGE OR ASSIGNMENT OF BENEFITS
      Except as otherwise required by law, no right or interest of a Member in all benefits provided under this Plan are not capable of surrender, assignment or alienation in whole or in part.

13.06 NO ANCILLARY BENEFITS TO MEMBERS
      No benefit, loan or any other advantage, other than those permitted under the Income Tax Act, that are conditional in any way on the existence of the Plan may be extended to the Member, his Spouse, Beneficiary or to any person with whom they do not deal at arm's length.

13.07 INVALIDITY OF CERTAIN PROVISIONS
      If any provision of this Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision herein and the Plan shall be construed and enforced as if such provision had not been included.

13.08 CONSTRUCTION
      The Plan shall be governed and construed in accordance with the laws of Canada and the Province of Ontario and is subject to continuing approval and registration under the Income Tax Act.

13.09 CURRENCY
      All contributions to the Plan and all benefits under the Plan shall be payable in Canadian currency.